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                                                                  EXHIBIT 10.76


                               SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT is entered into on December __, 1998 to be effective as of October 16, 1998 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the "Company"), and RITA N. HILL, a resident of the State of Tennessee (the "Employee").

         WHEREAS, the Company has agreed to pay the Employee certain severance benefits in connection with termination of her employment under the terms and conditions set forth herein and in exchange for the Employee's agreements contained herein; and

         WHEREAS, in her position as an employee of the Company, the Employee has had access to confidential information and trade secrets of the Company and has developed relationships with customers, employees, suppliers and others who deal with the Company which relationships are valuable to the Company.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

         1. Termination; Severance Pay.

            1.1 Termination. The parties agree that the Company's employment of the Employee will be deemed terminated at the close of business on October 16, 1998 (the "Termination Date"). Accordingly, the Employee hereby resigns as an officer of the Company and all of its subsidiaries and relinquishes all powers and rights associated therewith (except as expressly set forth herein), and the Company hereby accepts such resignation, on behalf of itself and its subsidiaries, effective as of the Termination Date.

            1.2 Severance Pay; Benefits.

            (a) The Company will pay the Employee, as a severance payment, an amount equal to the sum of (i) twelve (12) times the sum of her current monthly base salary (not including incentive compensation or benefits), plus (ii) twelve
(12) times her monthly $500.00 vehicle allowance (exclusive of gasoline and oil expense reimbursements). Employee acknowledges that the Company has, as of the date of execution hereof, already made four (4) payments to the Employee pursuant to this obligation, and the Company agrees to continue to make such payments in equal bi-weekly installments in accordance with the Company's standard payroll practices. In addition, subject to paragraph 6(c), between January 4, 1999 and January 8, 1999, the Company will pay the Employee the lump sum of Fifty Thousand and No/100 Dollars ($50,000.00) in lieu of any incentive compensation.

            (b) Subject to paragraph 6(c), Company will continue medical and dental insurance employee benefits to which Employee was entitled immediately prior to the Termination Date until the earlier of (i) twelve (12) months following the Termination Date or (ii) the date or



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dates on which Employee receives, as an employee, independent contractor or agent, medical, dental and/or life insurance benefits from a third party. The parties hereby acknowledge that COBRA coverage eligibility for Employee will commence immediately upon cessation of such benefits. Company will provide Employee such director and officer liability insurance coverage as it may from time to time provide its officers (including but not limited to if new such insurance is obtained) until such time as Employee is no longer subject to claims as an officer of Company. Company acknowledges that Employee is entitled to her individual account balances with respect to the Company's Supplemental Executive Retirement and Stock Purchase Plans as the balances exist as of the Termination Date. Moreover, Company agrees to accelerate Employee's vesting schedule under the Company's Supplemental Executive Retirement Plan so that her Employer Contribution Account is fully vested and not subject to forfeiture as of the Termination Date. This Agreement will inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts are still payable to her hereunder, all such amounts, unless otherwise provided hereunder or under the terms of governing insurance or other documents, will be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.

                  1.3 Options. The parties acknowledge that Company has granted Employee under Company's 1991 Nonqualified Stock Option Plan (the "1991 Option Plan") options to acquire, in the aggregate, seventy-two thousand (72,000) shares of Company common stock, the majority of which options are vested. The Company hereby agrees that the options regarding sixteen thousand (16,000) shares of Company common stock not previously vested will vest as of the Termination Date. Further, the Company hereby agrees to extend the term in which Employee may exercise all options granted to her until the close of business on October 15, 2001. Although not anticipated, in the event the Company, through one or more transactions, reprices options issued under the 1991 Option Plan to the Company's Chief Executive Officer, any of the Company's Senior Vice Presidents, or any member of the Company's Board of Directors at any time prior to October 15, 2001, the options held by the Employee will simultaneously be repriced on identical terms.

                  1.4 Transitional Consulting Agreement. The parties agree that for a period of up to twenty-four (24) months from the Termination Date (the "Consulting Period"), Company will retain Employee as a consultant to provide services on an "as-needed" basis to assist in transition associated with termination of Employee's employment. For such consulting services, Company will pay a fee of Twenty-Four Thousand and No/100 Dollars ($24,000.00), payable over the first twelve (12) months of the Consulting Period in equal amounts in accordance with the Company's standard payroll practices. Employee acknowledges and agrees that even though the fees under this paragraph 1.4 will be fully paid one year from the Termination Date, Employee's consulting responsibilities will continue for two (2) years. During the Consulting Period, Employee will not be entitled to receive, and will not receive, any benefit provided by the Company or any of its affiliates to employees except as expressly stipulated in paragraphs 1.2 and 1.3 of this Agreement. The Company hereby acknowledges that Employee may have other commitments during the Consulting Period, including but not limited to full-time employment. Accordingly, the performance of duties under this paragraph 1.4 will not be inconsistent with Employee's ability to be employed on a full-time basis elsewhere. In other words, the Company will not require a prescribed minimum



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amount of time to the performance of Employee's duties hereunder, while Employee will devote such time as reasonably necessary to perform her duties hereunder. Additionally, the Company will not be responsible for deducting or withholding any taxes or other assessments from any monies paid to Employee as a consultant under this paragraph 1.4. The parties acknowledge and agree that Employee is to act as a consultant and advisor to Company and not as an agent or employee in any respect. Accordingly, the Employee will have no right, authority or power to act for or on behalf of Company or its affiliates except as Company may specifically grant.

            1.5 Provision of Outplacement Services in Consideration of Release of Age Discrimination Claims. Although Employee has never raised an age discrimination issue, in order for this Agreement to embody a release of all claims as contemplated by both parties, federal law stipulates that Employee specifically release any potential claims on the basis of age discrimination. Therefore, in consideration for such release and in addition to the consideration provided in Paragraph 1.2 above, the Company will give Employee the laptop computer she has been using in the performance of her duties and will pay up to Ten Thousand and No/100 Dollars ($10,000.00) for services provided in the "Individual Outplacement Services" program as provided by Russell Montgomery & Associates during the twelve (12) month period immediately following the Termination Date. The Employee may, within three (3) weeks of the date of this Agreement, elect to use comparable services of another agency and receive reimbursement from the Company on the same basis set forth in the preceding sentence, subject to the Company's prior written approval of such alternative agency and services, which approval will not be unreasonably withheld.

         2. Confidentiality, Non-Compete and Other Covenants.

            2.1 Confidentiality.

            (a) Employee hereby agrees and acknowledges that she has had access to or is aware of certain confidential, restricted and/or proprietary information concerning operation by Company of its health care business (the "Business"). Further, Employee hereby represents to the Company that she has allowed Company to reformat the laptop computer referenced in Section 1.5 and has delivered to Company all memoranda, notes, records, drawings, discs, computer software, manuals or other documents and materials, including all copies thereof, containing "Trade Secrets" or "Confidential Information" (each as defined below), whether compiled or created by Employee or furnished to her. Employee hereby undertakes and agrees that she shall have a duty to Company to protect such information from use or disclosure.

            (b) For the purposes of this Section 2.1, the following definitions shall apply:

                (i) "Trade Secret" as related to the Business, shall mean any specialized technical information or data relating to (w) procurement of medical equipment and other inventory for resale; (x) marketing strategy or plans of Company or its affiliates; (y) proprietary computer software; and (z) terms of contracts with suppliers, employees and principal customers of Company which are not generally known to the competitors of Company.




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                (ii) "Confidential Information," as related to the Business, shall mean any data or information, other than Trade Secrets, which is material to Company or its affiliates and not generally known by the public. Confidential Information shall include, without limitation, any information pertaining to the Business Opportunities (as hereinafter defined) of Company, the details of this Agreement, and the business plans, financial statements and projections of the Company. Confidential Information does not include information which
         (x) is or becomes generally available to the public other than as a result of disclosure by Employee or disclosure by another person, other than Company, who is prohibited from disclosing such information, (y) was available to Employee on a non-confidential basis prior to her employment by Company, or (z) becomes available to Employee on a non-confidential basis from a person other than Company who is not prohibited from disclosing the information publicly.

                (iii) "Business Opportunity" shall mean any information or plans of Company concerning the purchase of or investment in any retail outlets, stores, distribution centers or similar service facilities in the field of health care, or the availability of any such outlets for purchase or investment by Company, together with all related information, concerning the specifics of any contemplated purchase or investment (including price, terms and the identity of such outlet), regardless of whether Company has entered any agreement, made any commitment, or issued any bid or offer to such outlet or other facility.

            (c) Employee shall not, without the prior written consent of Company and except as required by law, use or disclose, or negligently permit any unauthorized "Person" who is not an employee of Company to use, disclose, or gain access to, any Trade Secrets or Confidential Information. For purposes of this Agreement, "Person" is defined as a corporation, partnership, joint venture or other business entity, a governmental agency, or an individual.

            (d) Following the Termination Date, Employee will, with reasonable notice, furnish information as may be in her possession and cooperate fully with Company as may reasonably be requested in connection with any claims, investigations, or legal actions or other disputes in which the Company is or may become a party. Company will reimburse Employee for out-of-pocket expenses she actually incurs in order to satisfy her obligations under this clause (e).

            2.2 Non-Competition and Non-Solicitation. For a twelve (12) month period following the Termination Date, (i) Employee will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitor of Company in any way that will injure the interests of the Company; and (ii) Employee will not directly or indirectly own or hold any "Proprietary Interest" in or be employed by or receive compensation from any party engaged in the same or any similar business within fifty (50) miles of any location of Company existing as of the Termination Date. Employee will not, now or hereafter, make any disparaging comments to any patient, customer, health care provider, vendor, or any other Person with whom Company does business, nor will Employee derive, directly or indirectly, any economic profit or benefit as a result of any such disparaging comments. For a twelve (12) month period following the Termination Date, (i) Employee will not solicit any client of Company or discuss with any client of Company or any employee of Company any information concerning the operation of any business




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intended to compete with the Company; and (ii) Employee will not, directly or indirectly, hire any Person now or hereafter employed by Company, or solicit or encourage any such employee to leave the employ of Company; provided, however, that beginning twelve (12) months after the Termination Date, Employee may hire a past employee of Company but only so long as such past employee has not been so employed for at least six (6) months. For the purposes of this Agreement, "Proprietary Interest" means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. Employee acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.

            2.3 Remedies. Employee acknowledges that her breach or threatened or attempted breach of any provision of Section 2 of this Agreement would cause irreparable harm to Company not compensable in monetary damages and that Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section 2 of this Agreement without being required to prove damages or furnish any bond or other security. Nothing herein contained will be construed as prohibiting Company from pursuing any other remedy available to it for such breach or attempted or threatened breach.

            2.4 Application to Affiliates. For purposes of Section 2 of this Agreement, the term "Company" refers to American HomePatient, Inc., a Delaware corporation, and each corporation, limited liability company, partnership, joint venture or other business entity in which American HomePatient, Inc. directly or indirectly has an ownership interest.

         3. Releases; Covenant Not to Sue.

            3.1 General Release. Employee hereby fully and forever releases Company, its successors and assigns, affiliates, insurers, officers, directors, employees and agents, from any and all liability, causes of action, suits, damages, claims and demands whatsoever that Employee may have and that arise from or relate in any way to her employment with Company or the conduct of Company's business through the date hereof.

            3.2 ADEA Release. Employee specifically releases Company and the other related parties included in paragraph 3.1, from any claims based upon any law prohibiting discrimination on the basis of Employee's age including but not limited to the Age Discrimination in Employment Act ("ADEA"). Employee does not waive rights or claims under the ADEA that may arise after the date this Agreement is executed by Employee.

            3.3 Covenant Not to Sue. Employee covenants that she will not initiate or bring any proceeding, suit, claim, or administrative proceeding against Company, its affiliates, agents, employees, officers, successors and assigns arising out of or in any way related to her employment by Company or the conduct of Company's business prior to the date hereof. Employee further covenants that she will not, without Company's prior written consent unless required to do so by means of a valid court order or subpoena, cooperate with any Person in the institution or prosecution




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of any such proceeding, suit, claim or investigation brought, initiated or conducted by any Person against Company, its affiliates, agents, employees, officers, successors and assigns. Employee further covenants that she will notify Company immediately in the event she is contacted by any Person regarding any pending or contemplated proceeding, suit, claim or investigation involving Company, its affiliates, agents, employees, officers, successors and assigns.

         4. Exit Interview. The parties will engage in an exit interview to address issues relating to the operations of Company and Employee's employment. Employee hereby represents and warrants that in such exit interview she will inform Joseph F. Furlong, III, President and Chief Executive Officer, and Company counsel of all violations of law, if any, known by Employee to have been committed by or on behalf of Company and/or its affiliates.

         5. No Obligation to Mitigate. Employee will not be required to mitigate the amount of any payments provided for under this Agreement by seeking other employment or otherwise. Other than with respect to the medical and dental insurance benefits noted in Section 1.2(b), no payment provided for under this Agreement will be reduced by any compensation earned by Employee as a result of employment by another employer or otherwise after the Termination Date.

         6. Agreement is Voluntary and Knowing.

            (a) Employee acknowledges she understands the terms and conditions of this Agreement. Employee has had the opportunity to discuss thoroughly all aspects of this Agreement with Employee's legal counsel and has been advised to do so by Company.

            (b) Employee is voluntarily entering into this Agreement, of her own free will, free of any coercion, pressure or duress. She is knowingly releasing Company in accordance with the terms contained herein. Employee further acknowledges that she is receiving consideration beyond anything of value to which she is already entitled. Should Employee ever attempt to challenge this Agreement, Employee shall as a precondition return to Company all consideration provided to Employee hereunder.

            (c) Employee shall have up to twenty-one (21) days in which to consider this Agreement. After the execution of this Agreement, Employee shall have an additional seven (7) days to revoke this Agreement. Therefore, this Agreement will become final on the eighth (8th) day after Employee has executed it. Notwithstanding any other provision hereof to the contrary, other than the second sentence of Section 1.2(a). No consideration will be paid to Employee until this Agreement becomes final.

         7. Successors and Assigns. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. Company will require any successor or assign (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession or assignment had taken place. Notwithstanding the




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foregoing, the rights and obligations of Employee hereunder are not assignable, other than as noted in the last two (2) sentences of Section 1.2(b), and any prohibited assignment will be null and void.

         8. Governing Law. This Agreement shall be interpreted under, subject to and governed by the laws of the State of Tennessee and all questions concerning its validity, construction, and administration shall be determined in accordance thereby.

         9. Waivers. The waiver of a breach by either party of a term or provision of this Agreement, at any time or times, shall not be deemed or construed to be a waiver of any subsequent breach or breaches of the same or of any other terms or provisions of this Agreement at any time or times.

         10. Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         11. Exclusiveness. This Agreement constitutes the entire understanding and agreement between the parties with respect to the employment and severance arrangements of the Employee and supersedes any and all other agreements, oral or written, between the parties. No waiver, modification, or amendment to this Agreement shall be valid unless the same be reduced to writing and signed by the parties hereto.

         12. Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

         13. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

             A. If to Company, at Suite 400, 5200 Maryland Way, Brentwood, Tennessee 37027, Attention: President and Chief Executive Officer, or at such other address as may have been furnished to the Employee by the Company in writing; or

             B. If to Employee, at 6230 Bresslyn Road, Nashville, Tennessee, 37205, or such other address as may have been furnished to the Company by the Employee in writing.

         14. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude Company from consolidating or merging into or with, or transferring all or substantially all of its




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assets to, another individual, entity or business that assumes this Agreement and all obligations of the Company hereunder.

         15. Final Settlement. The parties declare that each has carefully read this Agreement, that each has reviewed its terms with each one's respective counsel, and that each agrees to it for the purpose of making a full and final adjustment and resolution of the matters contained herein. Nothing in this agreement is to be construed as an admission of any kind by either Employee or Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     "COMPANY"

                                     AMERICAN HOMEPATIENT, INC.




                                     By:        /s/ Joseph F. Furlong, III
                                        ---------------------------------------
                                     Its: President and Chief Executive Officer
                                         --------------------------------------



                                     "EMPLOYEE"

                                                 /s/ Rita N. Hill
                                     ------------------------------------------
                                     RITA N. HILL






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